SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.    )

INFOBLOX INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

45672H104

(CUSIP Number)

12/31/12

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 17 Pages

CUSIP NO. 45672H104	13 G	Page 2 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL IX, L.P. (“SC IX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3335835
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 461,849
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 461,849
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 461,849
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45672H104	13 G	Page 3 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL ENTREPRENEURS ANNEX FUND, L.P. (“ANNEX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3354706
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,243
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,243
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,243
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45672H104	13 G	Page 4 of 17 Pages

1	NAME OF REPORTING PERSON SC IX.I MANAGEMENT, LLC (“SC IX.I LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 90-0157711
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 481,092 shares of which 461,849 shares are directly held by SC IX and 19,243 shares are directly held by ANNEX. SC IX.I LLC is the General Partner of SC IX and ANNEX.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 481,092 shares of which 461,849 shares are directly held by SC IX and 19,243 shares are directly held by ANNEX. SC IX.I LLC is the General Partner of SC IX and ANNEX.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 481,092
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45672H104	13 G	Page 5 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL X, L.P. (“SC X”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0535705
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,875,302
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,875,302
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,875,302
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.5%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45672H104	13 G	Page 6 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS X, L.P. (“STP X”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0537311
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 990,301
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 990,301
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 990,301
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45672H104	13 G	Page 7 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL X PRINCIPALS FUND LLC (“SC X PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0537312
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 613,003
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 613,003
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 613,003
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45672H104	13 G	Page 8 of 17 Pages

1	NAME OF REPORTING PERSON SC X MANAGEMENT, LLC (“SC X LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0535710
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

8,478,606 shares of which 6,875,302 shares are directly held by SC X, 990,301 shares are directly held by STP X and 613,003 shares are directly held by SC X PF. SC X LLC is the General Partner of each of SC X and STP X, and the Managing Member of SC X PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

8,478,606 shares of which 6,875,302 shares are directly held by SC X, 990,301 shares are directly held by STP X and 613,003 shares are directly held by SC X PF. SC X LLC is the General Partner of each of SC X and STP X, and the Managing Member of SC X PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,478,606
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 17.9%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45672H104	13 G	Page 9 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE FUND, L.P. (“SCFF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324307
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,800,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,800,844
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,844
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.8%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45672H104	13 G	Page 10 of 17 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. (“SCFP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3330616
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 245,569
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 245,569
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 245,569
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45672H104	13 G	Page 11 of 17 Pages

1	NAME OF REPORTING PERSON SCFF MANAGEMENT, LLC (“SCFF LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324306
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,046,413 shares of which 1,800,844 shares are directly held by SCFF and 245,569 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,046,413 shares of which 1,800,844 shares are directly held by SCFF and 245,569 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,046,413
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.3%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45672H104	13 G	Page 12 of 17 Pages

ITEM 1.

(a)	Name of Issuer: Infoblox Inc.

(b)	Address of Issuer’s Principal Executive Offices:

     4750 Patrick Henry Drive

     Santa Clara, CA 95054

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital IX, L.P.

Sequoia Capital Entrepreneurs Annex Fund, L.P.

SC IX.I Management, LLC

Sequoia Capital X, L.P.

Sequoia Technology Partners X, L.P.

Sequoia Capital X Principals Fund, LLC

SC X Management, LLC

Sequoia Capital Franchise Fund, L.P.

Sequoia Capital Franchise Partners, L.P.

SCFF Management, LLC

SC IX.I LLC is the General Partner of SC IX and ANNEX. SC X LLC is the General Partner of each of SC X and STP X, and the Managing Member of SC X PF. SCFF LLC is the General Partner of SCFF and SCFP.

(b)	Address of Principal Business Office or, if none, Residence:

     3000 Sand Hill Road, 4-250

     Menlo Park, CA 94025

Citizenship:

SC IX.I LLC, SC IX, ANNEX, SC X LLC, SC X, STP X, SC X PF, SCFF LLC, SCFF, SCFP: Delaware

(c)	Title of Class of Securities: Common Stock

(d)	CUSIP Number: 45672H104

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 45672H104	13 G	Page 13 of 17 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 45672H104	13 G	Page 14 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2013

Sequoia Capital IX, L.P.

Sequoia Capital Entrepreneurs Annex Fund, L.P.

By: SC IX.I Management, LLC
a Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC IX.I Management, LLC, a Delaware Limited Liability Company

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X, a Delaware Limited Partnership

Sequoia Technology Partners X, a Delaware Limited Partnership

By:	SC X Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X Principals Fund, a Delaware Multiple Series LLC

By:	SC X Management, LLC
A Delaware Limited Liability Company
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC X Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 45672H104	13 G	Page 15 of 17 Pages

Sequoia Capital Franchise Fund, L.P.

Sequoia Capital Franchise Partners, L.P.

By: SCFF Management, LLC a Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCFF Management, LLC, a Delaware Limited Liability Company

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 45672H104	13 G	Page 16 of 17 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common stock of Infoblox Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 12, 2013

Sequoia Capital IX, L.P.

Sequoia Capital Entrepreneurs Annex Fund, L.P.

By: SC IX.I Management, LLC
a Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC IX.I Management, LLC, a Delaware Limited Liability Company

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X, a Delaware Limited Partnership

Sequoia Technology Partners X, a Delaware Limited Partnership

By:	SC X Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X Principals Fund, a Delaware Multiple Series LLC

By:	SC X Management, LLC
A Delaware Limited Liability Company
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 45672H104	13 G	Page 17 of 17 Pages

SC X Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Franchise Fund, L.P.

Sequoia Capital Franchise Partners, L.P.

By: SCFF Management, LLC a Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCFF Management, LLC, a Delaware Limited Liability Company

By:	/s/ Douglas Leone
Douglas Leone, Managing Member